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                                                                     EXHIBIT 2.1

                                MERGER AGREEMENT

         This Merger Agreement (this "Agreement"), dated as of May 12, 2004, is by and among New Jersey Acquisition, Inc., a Delaware corporation ("New Jersey"), New Jersey Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of New Jersey ("Merger Sub" and, together with New Jersey, the "Constituent Corporations"), EMC Packaging, Inc., a Delaware corporation ("EMC"), Stacy Cannan, Caroline Constante, Jay 3 Corp., a Delaware corporation and Ilene Engelberg (collectively the "Principal EMC Shareholders") and the other holders of common stock of EMC listed on Exhibit A to this Agreement (together with the Principal EMC Shareholders, the "EMC Shareholders").

                                    RECITALS:

         A. Merger Sub and EMC desire to merge on the terms and subject to the conditions set forth in this Agreement;

         B. The sole Director of each of the Constituent Corporations and the Board of Directors of EMC, respectively, believe it is in the long-term strategic interests of the Constituent Corporations and EMC that the Constituent Corporations and EMC effect the transactions contemplated hereby.

         C. EMC and Merger Sub desire to adopt a plan of reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), providing for the merger of Merger Sub with and into EMC (the "Merger") pursuant to which all of the issued and outstanding shares, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock") will be converted into and exchanged for shares of common stock, par value $.001 per share, of EMC ("EMC Common Stock"), all pursuant to the plan of reorganization set forth herein.

         D. It is the intention of the parties that all of the issued and outstanding shares of EMC Common Stock shall be transferred to New Jersey, pursuant to the terms of this Agreement and the Plan of Merger (as defined hereinafter).

         E. It is the further intention of the parties hereto that the Merger shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the "Securities Act"), and under the applicable securities laws of each state or jurisdiction where the EMC Shareholders reside.

         F. The Constituent Corporations and EMC desire to effect the Merger and the other transactions contemplated hereby.

         G. The parties hereto desire to set forth certain representations, warranties, covenants and agreements as an inducement to the consummation of the Merger and the other transactions contemplated hereby.

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         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. MERGER AND CERTAIN RELATED TRANSACTIONS

         1.1 Merger. At the Effective Time of the Merger, as defined in the Agreement and Plan of Merger ("Plan of Merger") between EMC and the Constituent Corporations, Merger Sub shall be merged with and into EMC pursuant to the Plan of Merger, a form of which is attached hereto as Exhibit B and incorporated herein by reference, and the separate corporate existence of Merger Sub shall thereupon cease. EMC shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and will be a wholly-owned subsidiary of New Jersey.

         1.2 The Closing. The closing of the Merger (the "Closing") shall take place at the offices of Margulies & Levinson LLP, at 10:00 a.m., Eastern Standard time, on May 14, 2004 at such other time and place or on such other date as the Constituent Corporations and EMC shall mutually agree (the "Closing Date"). At the Closing, subject to and in accordance with the terms and conditions herein, Merger Sub and EMC shall effect the Merger by executing and filing a Certificate of Merger in the manner provided in the Delaware General Corporation Law. At the Closing, upon confirmation of the filing of the Certificate of Merger in Delaware as described above, there shall be delivered to (i) the EMC Shareholders by New Jersey, certificates representing 8,000,000 shares, or eighty percent (80%) of the common stock of New Jersey, par value $.0001 per share (the "New Jersey Common Stock"), issued and outstanding as of the Closing Date (the eighty percent (80%) of the shares of New Jersey Common Stock to be issued to the EMC Shareholders will be referred to hereinafter as the "Consideration Shares"), and (ii) New Jersey by the EMC Shareholders, certificates representing 234 shares of EMC Common Stock, which shall be all of the issued and outstanding EMC Common Stock as of the Closing Date.

         1.3 Further Action. Each of EMC and the Constituent Corporations shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub, the directors and officers of each of the Constituent Corporations and EMC are fully authorized and empowered in the name and on behalf of their respective corporation or otherwise to take, and shall take, all such further action.

         1.4 Restricted Securities; Registration. The New Jersey Common Stock, including the Consideration Shares (collectively, the "New Jersey Shares"), will be restricted against resale pursuant to the provisions of federal and state securities laws. The New Jersey Shares have not been registered under the Securities Act, and may not be resold unless the resale thereof is registered under the Securities Act or an exemption from

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such registration is available. Each certificate representing the New Jersey
Shares will have a legend thereon in substantially the form set forth in Section
2.7 hereof. As soon as practicable following the Closing Date, each of New Jersey and the Surviving Corporation agrees to use its best efforts to register the New Jersey Shares on a Registration Statement on Form SB-2 under the Securities Act.

         1.5 Name Change. At the Closing, subject to and in accordance with the terms and conditions herein, New Jersey shall change its name to MC Industrial Group, Inc., by executing and filing a Certificate of Amendment to its Certificate of Incorporation, in the manner provided in the Delaware General Corporation Law.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF EMC AND THE EMC SHAREHOLDERS

         EMC represents and warrants to the Constituent Corporations as set forth in Sections 2.1, 2.2, and 2.10 through 2.25 hereof. Each EMC Shareholder, severally and not jointly, represents and warrants (as to himself only) to the Constituent Corporations as set forth in Sections 2.3 through 2.9 hereof.

         2.1 Organization and Good Standing. EMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EMC has the corporate power and authority to carry on its business as presently conducted. EMC is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

         2.2 Corporate Authority. EMC has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the EMC Shareholders and by the directors of EMC.

         2.3 Ownership of Shares. Each EMC Shareholder represents with respect to himself only, that he is the owner of record of the issued and outstanding EMC Common Stock set forth with respect to him on Exhibit A. Such EMC Shareholder represents and warrants that he or she owns such shares free and clear of all rights, claims, liens and encumbrances, and the shares have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

         2.4 Independent Investigation. Each EMC Shareholder acknowledges that in making his or her decision to execute and deliver this Agreement and approve the Merger, he or she will rely, in part, upon independent investigations made by such EMC Shareholder or his or her representatives, if any.

         2.5 Risks. Each EMC Shareholder acknowledges and understands that his acquisition of the Consideration Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that: (i) the EMC Shareholder may not be able to liquidate the investment in the event of

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an emergency; (ii) transferability is extremely limited; and (iii) in the event of a disposition, the EMC Shareholder could sustain a complete loss of his entire investment. The EMC Shareholder is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in New Jersey, has evaluated such merits and risks, including risks particular to the EMC Shareholder's situation, and has determined that this investment is suitable for the EMC Shareholder. The EMC Shareholder has adequate financial resources and can bear a complete loss of the EMC Shareholder's investment.

         2.6 Investment Intent. Each EMC Shareholder hereby represents that the Consideration Shares he or she is acquiring are being acquired for his or her own account with no intention of distributing such securities to others. The EMC Shareholder has no contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise distribute to any person or to have any person sell, transfer or otherwise distribute the Consideration Shares for the EMC Shareholder. The EMC Shareholder is presently not engaged, nor does he or she plan to engage within the presently foreseeable future, in any discussion with any person regarding such a sale, transfer or other distribution of the Consideration Shares or any interest therein.

         2.7 Compliance with Federal and State Securities Laws. Each EMC Shareholder understands that the Consideration Shares have not been registered under the Securities Act. Such EMC Shareholder understands that the Consideration Shares must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. Moreover, such EMC Shareholder understands that his right to transfer the Consideration Shares will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, such EMC Shareholder realizes that he or she may not be able to sell or dispose of the Consideration Shares as there may be no public or other market for them. Such EMC Shareholder understands that certificates evidencing the Consideration Shares shall bear a legend substantially as follows:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNLESS REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

         2.8 No General Solicitation. Such EMC Shareholder is not acquiring the Consideration Shares because of or following any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation or subscription by a person other than a representative of New Jersey.

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         2.9      Approvals with Respect to EMC Shareholder. No approval,
authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement by such EMC Shareholder or for the consummation by such EMC Shareholder of the transactions described herein.

         2.10 Approvals with Respect to EMC. Except as set forth on Schedule 2.10, no approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement by EMC or for the consummation by EMC of the transactions described herein.

         2.11     Financial Statements; Books and Records. Attached as Schedule
2.11 are the audited financial statements of EMC, as of and for the year ended June 30, 2003 and unaudited financial statements of EMC as of and for each of the three months ended September 30, 2003 and December 31, 2003 (the "EMC Financial Statements"). The books of account and other financial records of EMC are complete and correct in all material respects and are maintained in accordance with good business and accounting practices. The EMC Shareholders acknowledge that a minimum of two (2) years of audited financial information (or such shorter period that EMC was in existence) will be required to be filed with the U.S. Securities and Exchange Commission (the "SEC") within seventy-five (75) days of the Closing Date.

         2.12 No Material Adverse Changes. Except as set forth on Schedule 2.12, since December 31, 2003 there has not been:

                  (i) any material adverse change in the financial position of EMC;

                  (ii) any damage, destruction or loss materially and adversely affecting the assets, properties, operations or condition (financial or otherwise) of EMC, whether or not covered by insurance;

                  (iii) any declaration, setting aside or payment of any dividend or distribution with respect to, or any redemption or repurchase of, EMC capital stock;

                  (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by EMC of any properties or assets;

                  (v) any adoption by EMC of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement;

                  (vi)     any indebtedness of EMC incurred for borrowed money;

                  (vii) any loan or advance by EMC to any shareholder, officer, director, consultant, agent or other representative of EMC;

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                  (viii)   any material increase in the annual level of
         compensation of any executive employee of EMC;

                  (ix) any entry into or modification by EMC of any contract, agreement or transaction except in the ordinary course of business; or

                  (x)      any issuance by EMC of any equity security.

         2.13 Taxes. EMC has filed all tax forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the date hereof, and there are no deficiency notices outstanding. No extensions of time for the assessment of deficiencies for any year is in effect. No deficiency notice is proposed or, to the knowledge of the EMC Shareholders after reasonable inquiry, threatened against EMC. The tax returns of EMC have never been audited.

         2.14 Compliance with Laws. EMC has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of EMC.

         2.15 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                  (i) violate any provision of the Certificate of Incorporation or the Bylaws of EMC;

                  (ii) violate, conflict with or result in the material breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under, any material contract or other agreement to which EMC is a party or by or to which it or any of its assets or properties is bound or subject;

                  (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against EMC; or

                  (iv) violate any statute, rule or regulation applicable to and that would have a material adverse effect on EMC, its properties or assets.

         2.16 Actions and Proceedings. EMC is not a party to any material pending litigation or, to the knowledge of the EMC Shareholders, after reasonable inquiry, any governmental investigation or proceeding not reflected in the EMC Financial Statements and, to their best knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against EMC.

         2.17 Capitalization. The authorized capital of EMC consists of 10,000,000 shares of EMC Common Stock, par value $.001 per share, of which 234 shares are issued and outstanding as of the date hereof. EMC is current with respect to all dividend obligations. EMC has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of EMC, except for the Merger and as set forth on Schedule 2.17 attached hereto and made a part hereof.

         2.18 Agreements. Schedule 2.18 sets forth a list of any material contracts or arrangements to which EMC is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

         2.19 Brokers or Finders. No broker's or finder's fee will be payable by EMC in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by EMC or any of the EMC Shareholders.

         2.20 Real Estate. Except as set forth on Schedule 2.20, EMC owns no real property nor is a party to any leasehold agreement. All uses of the real property leased by EMC conform in all material respects to all applicable building and zoning ordinances, laws and regulations.

         2.21 OSHA and Environmental Compliance. To the best knowledge of the EMC Shareholders, after reasonable inquiry, EMC has duly complied with, and its offices, real property, business, assets, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act ("OSHA"), the Environmental Protection Act, and all other environmental laws. There have been no outstanding citations, notices or orders of non-compliance issued to EMC or relating to its business, assets, property, leaseholders or equipment under such environmental laws, rules or regulations. EMC has been issued all required federal, state and local licenses, certificates or permits relating to all applicable environmental laws. To the best of the EMC Shareholders' knowledge, after reasonable inquiry, no hazardous substances are present on any premises leased by EMC excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in the proper storage containers and as are necessary for the operation of the commercial business of EMC.

         2.22 Assets. EMC holds good and valid title to the assets shown on its balance sheet dated December 31, 2003 (the "Balance Sheet"), free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances (each, a "Lien") (other than Permitted Liens, as defined below). All of EMC's material assets are in good operating condition and repair and are usable in the ordinary course of business of EMC and conform in all material respects to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation. To the best knowledge of EMC, after reasonable inquiry, EMC has clear title to all of its business names, trading names, registered trademarks, service marks and applications. "Permitted Liens" means any Lien that: (a) secures indebtedness reflected on the Balance

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Sheet; (b) are Liens filed of record; (c) are Liens for taxes accrued but not yet payable; (d) are Liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Balance Sheet, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; or (e) involve only such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the use, as currently used, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon.

         2.23 Liabilities. Except as disclosed elsewhere in this Agreement or the Schedules hereto, EMC does not have any material indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, secured or unsecured, accrued or absolute, contingent or otherwise (all of the foregoing are collectively defined as "Liabilities"), which were not fully, fairly and adequately reflected on the EMC Financial Statements, as of the date thereof. As of the Closing Date, EMC will not have any Liabilities, other than Liabilities fully and adequately reflected on the EMC Financial Statements, Liabilities incurred after December 31, 2003 and Liabilities that in the aggregate are not material to EMC's business or financial condition. To the best knowledge of the EMC Shareholders, there is no circumstance, condition, event or arrangement which would hereafter give rise to any material Liabilities of EMC not in the ordinary course of business.

         2.24 Access to Records. The corporate financial records, minute books and other documents and records of EMC have been made available to the Constituent Corporations prior to the Closing. EMC has provided the Constituent Corporations with the opportunity to ask questions of and receive answers from EMC concerning the terms and conditions of this Agreement and to obtain any additional information that EMC possesses or can acquire without unreasonable effort or expense necessary to verify the accuracy of the information provided.

         2.25 Full Disclosure. No representation or warranty by EMC or the EMC Shareholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by EMC pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF MERGER SUB

         Merger Sub hereby represents and warrants to EMC and the EMC Shareholders as follows:

         3.1 Organization and Good Standing. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has the corporate power and authority to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on its business.

         3.2 Corporate Authority. Merger Sub has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the sole Director of Merger Sub and, if required, by the sole stockholder of Merger Sub.

         3.3 Approvals. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement by Merger Sub or for the consummation of the transactions described herein.

         3.4      INTENTIONALLY OMITTED.

         3.5 No Material Adverse Changes. Except as described on Schedule 3.5, since March 2, 2004, the date of incorporation of Merger Sub, there has not been:

                  (i) any material adverse changes in the financial position of Merger Sub;

                  (ii) any damage, destruction or loss materially affecting the assets, properties, prospective business, operations or condition (financial or otherwise) of Merger Sub, whether or not covered by insurance;

                  (iii) any declaration, setting aside or payment of any dividend or distribution with respect to, or any redemption or repurchase of, Merger Sub capital stock;

                  (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by Merger Sub of any properties or assets;

                  (v) any adoption or modification by Merger Sub of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement;

                  (vi) any incurred or assumed indebtedness or liability of Merger Sub, whether or not currently due and payable, except in the ordinary course of business;

                  (vii) any loan or advance by Merger Sub to any stockholder, officer, director, employee, consultant, agent or other representative, or any other loan or advance by Merger Sub otherwise than in the ordinary course of business;

                  (viii) any material increase in the annual level of compensation of any executive employee of Merger Sub;

                  (ix) any entry into or modification by Merger Sub of any contract, agreement or transaction except in the ordinary course of business; or

                  (x) any issuance by Merger Sub of any equity securities or rights to acquire equity securities, other than as set forth in
         Schedule 3.5.

         3.6 Taxes. Merger Sub has filed all tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed by it, and has paid all taxes due for all periods prior to the date hereof. There are no deficiency notices outstanding with respect to any taxes or assessments nor are there any extensions of time for the assessment of deficiencies for any year in effect. No deficiency notice is proposed or, to the knowledge of Merger Sub, after reasonable inquiry, threatened against Merger Sub. No tax return of Merger Sub has ever been audited.

         3.7 Compliance with Laws. Merger Sub has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of Merger Sub.

         3.8 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                  (i) violate any provision of the Certificate of Incorporation or By-Laws of Merger Sub;

                  (ii) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Merger Sub is a party or by or to which it or any of its assets or properties may be bound or subject;

                  (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Merger Sub or upon the securities, properties or business of Merger Sub; or

                  (iv) violate any statute, rule or regulation applicable to and that would have a material adverse effect on Merger Sub, its business, operations, properties or assets.

         3.9 Actions and Proceedings. Merger Sub is not a party to any material pending litigation or governmental investigation or proceeding or other claim, assessment or non-governmental proceeding, nor to its knowledge is any such litigation or governmental investigation or proceeding or other claim, assessment or non-governmental proceeding threatened against Merger Sub.

         3.10 Capitalization. Attached as Schedule 3.10 is a true and correct copy of the stockholder list of Merger Sub as of the date hereof. An updated list of Merger Sub stockholders will be provided by Merger Sub to EMC at the Closing. Merger Sub has 1,500 shares of Merger Sub Common Stock authorized, of which 100 shares are issued and outstanding. Merger Sub has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of Merger Stock capital stock, except as set forth on Schedule 3.10.

         3.11 Agreements. Merger Sub is not a party to any material contract or arrangement pursuant to which it or its assets, properties or business are bound or subject, whether written or oral.

         3.12 Brokers or Finders. No broker's or finder's fee will be payable by Merger Sub in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of Merger Sub.

         3.13     INTENTIONALLY OMITTED.

         3.14     INTENTIONALLY OMITTED.

         3.15     INTENTIONALLY OMITTED.

         3.16     INTENTIONALLY OMITTED.

         3.17 Access to Records. Merger Sub has provided EMC and the EMC Shareholders with the records, minute books, and other documents listed on
Schedule 3.17 hereto. Merger Sub has provided EMC with the opportunity to ask questions of and receive answers from the Constituent Corporations concerning the terms and conditions of this Agreement and to obtain any additional information that the Constituent Corporations possess or can acquire without unreasonable effort or expense necessary to verify the accuracy of the information provided.

         3.18 No Claims Outstanding. Merger Sub represents that it is not subject to any claims, litigation, or other charges against its assets, has no real estate or real estate holdings, has no employees, and has one officer and one director, serving without pay. Therefore there can be no OSHA or other personnel claims outstanding or potentially assertable against Merger Sub. Furthermore, there have been no material changes in Merger Sub's position, and Merger Sub has conducted no other business, since March 2, 2004.

         3.19     INTENTIONALLY OMITTED.

         3.20 Full Disclosure. No representation or warranty by Merger Sub in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Merger Sub pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of Merger Sub.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF NEW JERSEY

         New Jersey hereby represents and warrants to EMC and the EMC Shareholders as follows:

         4.1 Organization and Good Standing. New Jersey is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has the corporate power and authority to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on its business.

         4.2 Corporate Authority. New Jersey has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the sole Director of New Jersey and, if required, by the sole stockholder of New Jersey.

         4.3 Consideration Shares. At the Closing, the Consideration Shares to be issued and delivered to the EMC Shareholders hereunder will, when so issued and delivered, constitute valid and legally issued shares of New Jersey Common Stock, fully paid and nonassessable.

         4.4 Approvals. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement by New Jersey or for the consummation of the transactions described herein.

         4.5      Financial Statements; Books and Records. Attached as Schedule
4.5 are the audited financial statements of New Jersey as of and for the year ended December 31, 2003 (the "New Jersey Financial Statements"), which are on file with the SEC. The New Jersey Financial Statements fairly represent the financial position of New Jersey as at such dates and the results of its operations for the periods then ended. The New Jersey Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein. The books of account and other financial records of New Jersey are complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

         4.6 No Material Adverse Changes. Except as described on Schedule 4.6, since December 31, 2003, there has not been:

                  (i) any material adverse changes in the financial position of New Jersey;

                  (ii) any damage, destruction or loss materially affecting the assets, properties, prospective business, operations or condition (financial or otherwise) of New Jersey, whether or not covered by insurance;

                  (iii) any declaration, setting aside or payment of any dividend or distribution with respect to, or any redemption or repurchase of, New Jersey capital stock;

                  (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by New Jersey of any properties or assets;

                  (v) any adoption or modification by New Jersey of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement;

                  (vi) any incurred or assumed indebtedness or liability of New Jersey, whether or not currently due and payable, except in the ordinary course of business;

                  (vii) any loan or advance by New Jersey to any stockholder, officer, director, employee, consultant, agent or other representative, or any other loan or advance by New Jersey otherwise than in the ordinary course of business;

                  (viii) any material increase in the annual level of compensation of any executive employee of New Jersey;

                  (ix) any entry into or modification by New Jersey of any contract, agreement or transaction except in the ordinary course of business; or

                  (x) any issuance by New Jersey of any equity securities or rights to acquire equity securities, other than as set forth in
         Schedule 4.6.

         4.7 Taxes. New Jersey has filed all tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed by it, and has paid all taxes due for all periods prior to the date hereof. There are no deficiency notices outstanding with respect to any taxes or assessments nor are there any extensions of time for the assessment of deficiencies for any year in effect. No deficiency notice is proposed or, to the knowledge of New Jersey, after reasonable inquiry, threatened against New Jersey. No tax return of New Jersey has ever been audited.

         4.8 Compliance with Laws. New Jersey has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of New Jersey.

         4.9 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                  (i) violate any provision of the Certificate of Incorporation or By-Laws of New Jersey;

                  (ii) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which New Jersey is a party or by or to which it or any of its assets or properties may be bound or subject;

                  (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, New Jersey or upon the securities, properties or business of New Jersey; or

                  (iv) violate any statute, rule or regulation applicable to and that would have a material adverse effect on New Jersey, its business, operations, properties or assets.

         4.10 Actions and Proceedings. New Jersey is not a party to any material pending litigation or governmental investigation or proceeding or other claim, assessment or non-governmental proceeding, nor to its knowledge is any such litigation or governmental investigation or proceeding or other claim, assessment or non-governmental proceeding threatened against New Jersey.

         4.11 Periodic Reports. New Jersey is a Section 12(g) reporting company and therefore must file periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"). Except as set forth on
Schedule 4.11 hereto, each report or filing (the "1934 Act Filings") required to be made by New Jersey pursuant to the 1934 Act was timely made. Each such 1934 Act Filing complied as to form with the requirements under the 1934 Act and the regulations promulgated thereunder. Each such 1934 Act Filing did not misstate any material fact or omit to state a material fact required to be stated in order to make the information contained in such filing not misleading.

         4.12 Capitalization. Attached as Schedule 4.12 is a true and correct copy of the stockholder list of New Jersey as of the date hereof. An updated list of New Jersey stockholders will be provided by New Jersey to the EMC Shareholders at the Closing. New Jersey has 100,000,000 shares of New Jersey Common Stock authorized, of which 1,240,000 shares are issued and outstanding, and 20,000,000 shares of preferred stock, par value $.0001 per share, authorized, none of which have been issued. New Jersey has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of New Jersey capital stock, except as set forth on Schedule 4.12.

         4.13 Agreements. Schedule 4.13 sets forth a list of any material contract or arrangement to which New Jersey is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

         4.14 Brokers or Finders. No broker's or finder's fee will be payable by New Jersey in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of New Jersey.

         4.15 Real Estate. New Jersey owns no real property nor is a party to any leasehold agreement.

         4.16     INTENTIONALLY OMITTED.

         4.17     INTENTIONALLY OMITTED.

         4.18     INTENTIONALLY OMITTED.

         4.19 Access to Records. New Jersey has provided EMC and the EMC Shareholders with each of the 1934 Act Filings, and with the records, minute books, and other documents listed on Schedule 4.19 hereto. New Jersey has provided EMC with the opportunity to ask questions of and receive answers from New Jersey concerning the terms and conditions of this Agreement and to obtain any additional information that New Jersey possesses or can acquire without unreasonable effort or expense necessary to verify the accuracy of the information provided.

         4.20 No Claims Outstanding. New Jersey represents that it is not subject to any claims, litigation, or other charges against its assets, has no real estate or real estate holdings, has no employees, and has one officer and one directors, serving without pay. Therefore there can be no OSHA or other personnel claims outstanding or potentially assertable against New Jersey. Furthermore, there have been no material changes in New Jersey's position, and New Jersey has conducted no other business, since December 31, 2003, other than as set forth in the 1934 Act Filings.

         4.21 Securities Issuances. New Jersey represents that all its issued and outstanding shares are fully paid and non-assessable, not subject to preemptive rights, and were duly and validly issued in compliance with all laws, including the Securities Act, and are fully described in the New Jersey Financial Statements.

         4.22 Risks. New Jersey acknowledges and understands that its acquisition of EMC Common Stock pursuant to the Merger involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that: (i) New Jersey may not be able to liquidate the investment in the event of an emergency; (ii) transferability is extremely limited; and (iii) in the event of a disposition, New Jersey could sustain a complete loss of its entire investment. The management of New Jersey is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in EMC, has evaluated such merits and risks, including risks particular to New Jersey, and has determined that this investment is suitable for New Jersey. New Jersey has adequate financial resources and can bear a complete loss of its investment.

         4.23 Investment Intent. New Jersey hereby represents that the shares of EMC Common Stock it is acquiring are being acquired for its own account with no intention of distributing such securities to others. New Jersey has no contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise distribute to any person or to have any person sell, transfer or otherwise distribute the shares of EMC Common Stock for New Jersey. New Jersey is presently not engaged, nor does it plan to engage within the presently foreseeable future, in any discussion with any person regarding such a sale, transfer or other distribution of the shares of EMC Common Stock or any interest therein.

         4.24 Compliance with Federal and State Securities Laws. New Jersey understands that the shares of EMC Common Stock have not been registered under the Securities Act. New Jersey also understands that such shares must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. Moreover, New Jersey understands that its right to transfer the shares of EMC Common Stock will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, New Jersey acknowledges that it may not be able to sell or dispose of the shares of EMC Common Stock as there may be no public or other market for them. New Jersey understands that certificates evidencing such shares shall bear a legend substantially as follows:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNLESS REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

         4.25 No General Solicitation. New Jersey is not acquiring the shares of EMC Common Stock because of or following any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation or subscription by a person other than a representative of EMC.

         4.26 Full Disclosure. No representation or warranty by New Jersey in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by New Jersey pursuant hereto or in connection with the negotiation, execution or performance of this

Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of New Jersey.

SECTION 5. CONDITIONS PRECEDENT

         5.1 Conditions Precedent to the Obligations of EMC and the EMC Shareholders. All obligations of EMC and the EMC Shareholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions (any one or more of which may be waived by EMC and the EMC Shareholders):

         (a) The representations and warranties of each of the Constituent Corporations contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

         (b) Each of the Constituent Corporations shall have performed and complied in all material respects with all covenants, agreements, and conditions set forth in this Agreement to be performed or complied with by it prior to or at the Closing.

         (c) Prior to the Closing, the sole Director and, if required, the sole stockholder of each of the Constituent Corporations shall have approved, in accordance with Delaware law, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and authorized all necessary and proper action to enable each of the Constituent Corporations to comply with the terms of this Agreement.

         (d) Each of the Constituent Corporations shall have executed and delivered each instrument and document to be delivered by it pursuant to this Agreement including, without limitation, the items set forth in Sections 9.3 and
9.4 hereof, as applicable.

         (e) All instruments and documents to be delivered to EMC and the EMC Shareholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for EMC.

         (f) There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance that would prohibit or render illegal the transactions provided for in this Agreement.

         (g) No litigation or proceeding shall be pending that will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a material adverse effect on the financial condition or results of operations of either of the Constituent Corporations.

         (h) Each of the Constituent Corporations shall have obtained and shall have delivered to EMC copies of (i) all governmental approvals required to be obtained by each of the Constituent Corporations in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, if any, and (ii) all consents necessary to be obtained by each of the Constituent Corporations in order to consummate the Merger pursuant to this Agreement.

         (i) New Jersey shall have provided EMC a copy of its financial statements.

         5.2 Conditions Precedent to the Obligations of the Constituent Corporations. All obligations of each of the Constituent Corporations under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions (any one or more of which may be waived by the Constituent Corporations):

         (a) The representations and warranties by EMC and the EMC Shareholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

         (b) EMC and the EMC Shareholders shall have performed and complied in all material respects with all covenants, agreements, and conditions set forth in this Agreement to be performed or complied with by them prior to or at the Closing.

         (c) EMC and the EMC Shareholders shall have executed and delivered each instrument and document to be delivered by them pursuant to this Agreement including, without limitation, the items set forth in Sections 9.1 and 9.2 hereof.

         (d) All instruments and documents to be delivered by EMC and the EMC Shareholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for the Constituent Corporations.

         (e) There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance that would prohibit or render illegal the transactions provided for in this Agreement.

         (f) No litigation or proceeding shall be pending that will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement.

SECTION 6. COVENANTS

         6.1 Conduct of Business. On and after the date hereof and until the Closing Date, except as expressly permitted or required by this Agreement or as otherwise expressly consented to by EMC in writing, each of the Constituent Corporations will:

         (a) carry on its business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all commercially reasonable efforts to preserve intact its present business organization, and maintain its properties in good operating condition and repair;

         (b) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practices and not change such policies and practices;

         (c) comply in all material respects with all laws applicable to it and its business;

         (d) use all reasonable efforts to maintain its good standing in its jurisdiction of incorporation and in the jurisdictions in which it is qualified to do business as a foreign corporation and to maintain all governmental approvals and consents necessary for, or otherwise material to, it and its business;

         (e) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, of any other person;

         (f) not issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

         (g) not incur any indebtedness for borrowed money, issue or sell any debt securities or prepay any debt (including, without limitation, any borrowings from or prepayments to any stockholder or other affiliate);

         (h) not mortgage, pledge or otherwise subject to any Lien, any of its properties or assets, tangible or intangible;

         (i) not pay or commit to pay any bonus, other incentive compensation, change in control or similar compensation to any officer, director, employee, stockholder or affiliate or grant or commit to grant to any officer, director, employee, stockholder or affiliate any other increase in, or additional, compensation in any form;

         (j)      not amend either its Certificate of Incorporation or By-laws;

         (k) not incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any Liability or obligation in excess of $1,000 in each case or $5,000 in the aggregate at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other person); and

         (l)      not liquidate, dissolve or wind-up its affairs.

         6.2 No Solicitation. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, each of the Constituent Corporations agrees:

         (a) that it shall not, and shall direct and use its best efforts to cause its officers, sole Director, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its sole stockholder) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, such Constituent Corporation (any such proposal or offer being hereinafter referred to as a "Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Proposal, or otherwise facilitate any effort or attempt to make or implement a Proposal;

         (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.2; and

         (c) that it will notify EMC immediately of the identity of the potential acquiror and the terms of such person's or entity's proposal if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section
6.2 shall prohibit the sole Director of either of the Constituent Corporations from (i) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written proposal to acquire such company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of such company determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such Constituent Corporation provides written notice to EMC to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which such Constituent Corporation determined in good faith was required to be executed in order for the sole Director to comply with his fiduciary duties to stockholders), such Constituent Corporation keeps EMC informed of the status of any such discussions or negotiations and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the 1934 Act with regard to a Proposal.

         6.3 Corporate Examinations and Investigations. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, each of the parties hereto will give the other parties hereto and such other parties' accountants, counsel, consultants, employees and agents, access at all reasonable times to, and furnish them with all documents, records, work papers and information with respect to, all of the assets, properties, books, contracts, commitments, reports and records of such party, as any of the other parties hereto shall from time to time reasonably request. No investigations by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

         6.4 Further Assurances. Each of the parties hereto agrees to use and to cause all persons acting on its behalf to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date. Each of the parties hereto will, and will cause all persons acting on its or their behalf to, coordinate and cooperate with the other parties hereto in exchanging such information and supplying such assistance as may be reasonably requested by the other parties hereto in connection with the filings and other actions contemplated hereby. Following the Closing, each of the parties hereto shall, and shall cause all persons acting on its or their behalf to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by any of the other parties hereto, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

         6.5 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, each of the parties agrees to keep confidential any information disclosed to each other in connection therewith for a period of one (1) year from the date hereof; provided, however, such obligation shall not apply to information which:

                  (i) at the time of the disclosure was generally known to the public;

                  (ii) after the time of disclosure becomes generally known to the public (except due to the action of the receiving party);

                  (iii) the receiving party had within its possession at the time of disclosure; or

                  (iv) is required by law to be disclosed pursuant to governmental or judicial process, provided that notice of such process is promptly provided to the disclosing party so that it may have every opportunity to intercede in such process to contest such disclosure.

SECTION 7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder for one (1) year following the Closing.

SECTION 8. INDEMNIFICATION

                  8.1 For a period of one (1) year from the Closing, EMC agrees to indemnify and hold harmless each of the Constituent Corporations, its officers, directors and principal stockholders, and each of the Constituent Corporations agrees to indemnify and hold harmless EMC, the EMC Shareholders and EMC's officers and directors, at all times up to one (1) year after the date of this Agreement against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees incident to any of the foregoing (collectively referred to herein as "Damages"), resulting from (i) any material misrepresentation made herein by any indemnifying party to an indemnified party,
(ii) an indemnifying party's breach of a covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or (iii) any material misrepresentation or omission from any report, certificate, financial statement or tax return furnished or to be furnished by any party hereto for any period up to and including 120 days after execution of this Agreement. THIS PROVISION SHALL NOT BE CONSTRUED TO BE A WAIVER OF ANY LAWFUL INDEMNIFICATION PROVISION CONTAINED IN A PARTY'S CERTIFICATE OF INCORPORATION OR BY-LAWS, AS PERMITTED BY FEDERAL OR STATE LAW.

                  8.2 If the indemnified party receives written notice of the commencement of any legal action, suit or proceeding with respect to which the indemnifying party is or may be obligated to provide indemnification pursuant to this Section, the indemnified party shall, within thirty (30) days of the receipt of such written notice, give the indemnifying party written notice thereof (a "Claim Notice"). Failure to give such Claim Notice within such thirty (30) day period shall not constitute a waiver by the indemnified party or its rights to indemnity hereunder with respect to such action, suit or proceeding unless the defense thereof is prejudiced thereby. Upon receipt by the indemnifying party of a Claim Notice from the indemnified party with respect to any claim for indemnification which is based upon a claim made by a third party (the "Third Party Claim"), the indemnifying party may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. The indemnified party shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably required in connection therewith. The indemnified party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless the indemnifying party shall not have with reasonable promptness employed counsel to assume the defense of the Third Party Claim, in which event such fees and expenses shall be borne solely by the indemnifying party. The indemnifying party shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of the indemnified party, which consent shall not be delayed or which shall not be required if the indemnified party is granted a release in connection therewith. If the indemnifying party shall fail with reasonable promptness to defend such Third Party Claim, the indemnified party may defend, satisfy or settle the Third Party Claim at the expense of the indemnifying party and the indemnifying party shall pay to the indemnified party the amount of such loss within ten (10) days after written demand thereof. The indemnification provisions hereof shall survive the termination of this Agreement. The provisions of this Section 8 shall be the sole remedy against a party for breach of Sections 2, 3 and 4 hereof.

SECTION 9. ITEMS TO BE DELIVERED AT CLOSING

         At the Closing, in addition to any other documents to be delivered under other provisions of this Agreement, the following items shall be delivered, all of such deliveries being deemed to occur simultaneously:

         9.1 Items to be Delivered by EMC. EMC will deliver, or will cause to be delivered, to the Constituent Corporations the following, the form and substance of which shall be reasonably acceptable to each of the Constituent Corporations and its legal counsel:

                  (i) A certificate executed by the President and Secretary of EMC to the effect that the representations and warranties made by EMC in this Agreement are true and correct in all material respects as of the Closing Date, with the same effect as though made on and as of such date;

                  (ii) Certified copies of the Certificate of Incorporation and By-laws of EMC, as in effect on the Closing Date;

                  (iii) Certified copy of resolutions of the Directors of EMC authorizing this Agreement and the transactions contemplated hereby;

                  (iv) Certified copies of resolutions of the EMC Shareholders approving the Merger;

                  (v) A certificate from the Secretary of State of Delaware, dated within fifteen (15) days of the Closing Date to the effect that EMC is a corporation in good standing under the laws of said State; and

                  (vi) An opinion of its legal counsel, limited as to any portion of the opinion as to an aspect of this Agreement governed by the application of Delaware law, to the Constituent Corporations to the effect that:

                           (1) EMC is a corporation validly existing and in good standing under the laws of the State of Delaware;

                           (2) EMC has the corporate power to carry on its business as presently conducted;

                           (3) This Agreement and the other documents and instruments delivered by EMC hereunder have been duly authorized, executed and delivered by EMC and each is a valid and binding obligation of EMC, enforceable in accordance with its terms;

                           (4) The execution, performance and delivery of this Agreement by EMC, and the consummation of the transactions contemplated thereby, will not violate, conflict with or result in the material breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under, any material contract or other agreement to which EMC is a party or by or to which it or any of its assets or properties is bound or subject;

                           (5) EMC has taken all corporate action necessary for performance under this Agreement; and

                           (6) The shares of EMC Common Stock to be transferred to New Jersey pursuant to this Agreement have been duly authorized and are validly issued, fully paid and non-assessable.

         Such opinion shall also cover such additional matters as each of the Constituent Corporations and its counsel may reasonably request.

         9.2 Items to be Delivered by the EMC Shareholders. Each EMC Shareholder will deliver to New Jersey certificates representing the EMC Common Stock of such EMC Shareholder to be transferred to New Jersey hereunder.

         9.3 Items to be Delivered by Merger Sub. Merger Sub will deliver, or cause to be delivered, to EMC and/or the EMC Shareholders the following, the form and substance of which shall be reasonably acceptable to EMC and its legal counsel:

                  (i) A certificate executed by the President and Secretary of Merger Sub, to the effect that the representations and warranties of Merger Sub made in this Agreement are true and correct in all material respects as of the Closing Date, with the same effect as though made on and as of such date;

                  (ii) Certified copies of the Certificate of Incorporation and By-laws of Merger Sub, as in effect on the Closing Date;

                  (iii) Certified copy of resolutions of the sole Director of Merger Sub authorizing this Agreement and the transactions contemplated hereby;

                  (iv) Certified copies of resolutions of the sole stockholder of Merger Sub approving the Merger;

                  (v) A certificate from the Secretary of State of Delaware dated within fifteen (15) days of the Closing Date to the effect that Merger Sub is a corporation in good standing under the laws of said State;

                  (vi) An opinion of its legal counsel, limited as to any portion of the opinion as to an aspect of this Agreement governed by the application of Delaware law, to EMC to the effect that:

                           (1) Merger Sub is a corporation validly existing and in good standing under the laws of the State of Delaware;

                           (2) Merger Sub has the corporate power to carry on its business as presently conducted;

                           (3) This Agreement and the other documents and instruments delivered by Merger Sub hereunder have been duly authorized, executed and delivered by Merger Sub and each is a valid and binding obligation of Merger Sub, enforceable in accordance with its terms; and

                           (4) Merger Sub has taken all corporate action necessary for performance under this Agreement.

         Such opinion shall also cover such additional matters as EMC and its counsel may reasonably request.

                  (vii)    A list of the stockholders of Merger Sub pursuant to
         Section 3.11 hereof.

         9.4 Items to be Delivered by New Jersey. New Jersey will deliver, or cause to be delivered, to EMC and/or the EMC Shareholders the following, the form and substance of which shall be reasonably acceptable to EMC and its legal counsel:

                  (i) A certificate executed by the President and Secretary of New Jersey, to the effect that the representations and warranties of New Jersey made in this Agreement are true and correct in all material respects as of the Closing Date, with the same effect as though made on and as of such date;

                  (ii) Certified copies of the Certificate of Incorporation and By-laws of New Jersey, as in effect on the Closing Date;

                  (iii) Certified copy of resolutions of the sole Director of New Jersey authorizing this Agreement and the transactions contemplated hereby;

                  (iv) Certified copies of resolutions of the sole stockholder of New Jersey approving the Merger;

                  (v) A certificate from the Secretary of State of Delaware dated within fifteen (15) days of the Closing Date to the effect that New Jersey is a corporation in good standing under the laws of said State;

                  (vi) An opinion of its legal counsel, limited as to any portion of the opinion as to an aspect of this Agreement governed by the application of Delaware law, to EMC to the effect that:

                           (1) New Jersey is a corporation validly existing and in good standing under the laws of the State of Delaware;

                           (2) New Jersey has the corporate power to carry on its business as presently conducted;

                           (3) This Agreement and the other documents and instruments delivered by New Jersey hereunder have been duly authorized, executed and delivered by New Jersey and each is a valid and binding obligation of New Jersey, enforceable in accordance with its terms;

                           (4) New Jersey has taken all corporate action necessary for performance under this Agreement; and

                           (5) The Consideration Shares issued to the EMC Shareholders pursuant to this Agreement have been duly authorized and are validly issued, fully paid and non-assessable.

         Such opinion shall also cover such additional matters as EMC and its counsel may reasonably request.

                  (vii) Certificates representing the Consideration Shares pursuant to the Plan of Merger;

                  (viii) Evidence satisfactory to EMC of the filing of all 1934 Act Filings due by New Jersey for periods prior to the Closing Date; and

                  (ix) A list of the stockholders of New Jersey pursuant to
Section 4.12 hereof.

SECTION 10. TERMINATION

         10.1 Termination Generally. This Agreement may be terminated at any time prior to the Closing:

         (a)      by the written agreement of each of the parties;

         (b) by either of the Constituent Corporations or EMC, by written notice to the other party on or after June 30, 2004 if the Closing shall not have occurred by such date (unless the failure of the Closing to occur shall be due to any breach of this Agreement by the party seeking to terminate), unless such date shall be extended by the mutual written consent of each of the Constituent Corporations and EMC;

         (c) by either of the Constituent Corporations, if there has been a material breach on the part of EMC in the representations, warranties or covenants of EMC or the EMC Shareholders set forth herein, or a failure on the part of EMC or the EMC Shareholders to perform their respective obligations hereunder; provided, that each of the Constituent Corporations shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed and complied with by it prior to such time, or any other events or circumstances shall have occurred such that, in any such case, any of the conditions to the Closing set forth in
Section 5.2 could not be satisfied on or prior to the termination date contemplated by Section 10.1(b) hereof; or

         (d) by EMC, if there has been a material breach on the part of either of the Constituent Corporations in the representations, warranties or covenants of such Constituent Corporation set forth herein or any failure on the part of either of the Constituent Corporations to perform its obligations hereunder; provided that EMC shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by it prior to such time, or any other events or circumstances shall have occurred such that, in any case, any of the conditions to the Closing set forth in Section 5.1 could not be satisfied on or prior to the termination date contemplated by Section 10.1(b) hereof.

         10.2     Effect of Termination.

         (a) In the event of the termination of this Agreement pursuant to the provisions of Section 10.1, this Agreement shall become void and have no effect and all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 6.5 hereof and this Section 10.2.

         (b) In the event of termination of this Agreement pursuant to Sections 10.1(c) or 10.1(d), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

         (c) At any time prior to the Closing, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 11. MISCELLANEOUS

         11.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to any future breach, whether similar or dissimilar in nature, or as to the exercise of any further right under this Agreement.

         11.2 Amendment. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by each of the parties to be bound thereby.

         11.3 Assignment. This Agreement is not assignable except by operation of law.

         11.4 Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

         To New Jersey Acquisition, Inc. and Merger Sub:

         24300 Chagrin Blvd., Suite 210
         Cleveland, Ohio 44122
         (216) 514-5996

         With a copy to:

         James W. Margulies, Esq.
         Margulies & Levinson LLP
         24300 Chagrin Blvd, Suite 210
         Cleveland, Ohio 44122

         (216) 514-5996

         To EMC, Inc.:

         50 James Street
         Lakewood, New Jersey 08701

         With a copy to:

         W. Raymond Felton, Esq.
         Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP
         99 Wood Avenue South
         P.O. Box 5600 Woodbridge, New Jersey 07095
         (732) 549-1881

         To Any of the EMC Shareholders:

         To the address of such person set forth on Exhibit A.

         Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by facsimile, mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as indicated above or at such other address which shall have been furnished in writing to the addressor.

         11.5 Governing Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Delaware, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

         11.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party hereto at any time from the signing hereof through the Closing Date, without advance approval in writing of the form and substance by the other party.

         11.7 Entire Agreement. This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the Merger and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

         11.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         11.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

         11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall be considered but one and the same document.

         11.11 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

         11.12 Tax Treatment. Each of the Constituent Corporations, EMC and the EMC Shareholders acknowledge that they each have been represented by their own tax advisors in connection with this transaction, that none of them has made a representation or warranty to any of the other parties with respect to the tax treatment accorded this transaction, or the effect individually or corporately on any party under the applicable tax laws, regulations, or interpretations, and that no opinion of counsel or private revenue ruling has been obtained with respect to the effects of this transaction under the Code.

         11.13 Press Releases. The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through the first such release to follow the Closing.

         11.14    Mediation.

         (a) The parties shall make a good faith attempt to settle any dispute hereunder ("Dispute") by mediation pursuant to the provisions of this
Section 11.14 before resorting to litigation or any other dispute resolution procedure.

         (b) Unless the parties agree otherwise, the mediation shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association then in effect by a mediator who (i) has the qualifications and experience set forth in paragraph (c) of this Section 11.14 and (ii) is selected as provided in paragraph (d) of this Section 11.14.

         (c) Unless the parties agree otherwise, the mediator shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who is or has been practicing law for at least fifteen (15) years, specializing in either general commercial litigation or general corporate and commercial matters, and (ii) who has had both training and experience as a mediator and who has successfully mediated at least ten (10) cases.

         (d) Any party (the "Initiating Party") may initiate mediation of the Dispute by giving each of the other parties (the "Recipient Parties") written notice (a "Mediation Notice") setting forth a list of the names and resumes of qualifications and experience of three (3) impartial persons who the Initiating Party believes would be qualified as a mediator pursuant to the provisions of paragraph (c) hereof. Within fifteen (15) days after the delivery of the Mediation Notice, the Recipient Parties shall give a counter-notice (the "Counter-Notice") to the Initiating Party in which the Recipient Parties may designate a person to serve as the mediator from among the three (3) persons listed by the Initiating Party in the Mediation Notice (in which event such designated person shall be the mediator). If none of the persons listed in the Mediation Notice is designated by the Recipient Parties to serve as the mediator, the Counter-Notice should set forth a list of the names and resumes of three (3) impartial persons who the Recipient Parties believe would be qualified as a mediator pursuant to the provisions of paragraph (c) hereof. Within ten (10) days after the delivery of the Counter-Notice, the Initiating Party may designate a person to serve as the mediator from among the three (3) persons listed by the Recipient Parties in the Counter-Notice (in which event such designated person shall be the mediator). If the parties cannot agree on a mediator from the three (3) impartial nominees submitted by each party, each party shall strike two (2) names from the other party's list and the two (2) remaining persons on both lists will jointly select as the mediator any person who has the qualifications and experience set forth in paragraph (c) hereof. If they are unable to agree, then the President of the Delaware Bar Association shall select as the mediator any person who, in his or her opinion, has such qualifications and experience.

         (e) Within thirty (30) days after the mediator has been selected as provided above, both parties and their respective attorneys shall meet with the mediator for one mediation session of at least four (4) hours, it being agreed that each party representative attending such mediation session shall have authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either party may give the other and the mediator a written notice declaring the mediation process at an end, in which event then the Dispute shall be resolved by arbitration as hereinafter provided.

         (f) All conferences and discussions which occur in connection with the mediation conducted pursuant to this Agreement shall be deemed settlement discussions, and nothing said or disclosed, nor any document produced, which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

         (g) The costs of the mediation shall be shared equally between the parties.

         11.15 Attorney-in-Fact. Each of the EMC Shareholders, by the execution of this Agreement, hereby irrevocably appoints each of W. Raymond Felton and John Mazzuto as the agent, proxy and attorney-in-fact of such EMC Shareholder for all purposes of this Agreement including, without limitation full power and authority to receive the Consideration Shares on behalf of such EMC Shareholder, to execute on behalf of such EMC Shareholder any amendment hereto (provided that such amendment does not enlarge the scope of such EMC Shareholder's liability beyond that provided herein), to execute and deliver all certificates, to take all other actions to be taken by or on behalf of the EMC Shareholders on or before the Closing, and to do each and every act and exercise any and all rights which the EMC Shareholders are permitted or required to do or exercise under this Agreement. Each of the EMC Shareholders agrees that such agency and proxy are coupled with an interest.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EMC PACKAGING, INC.

            By: /s/ John Mazzuto
                ---------------------------
            Name: John Mazzuto
            Title: Chairman and Chief Executive Officer

NEW JERSEY MERGER SUB, INC.

            By: /s/ Douglas G. Furth
                ---------------------------
            Name:  Douglas G. Furth
            Title:  President

NEW JERSEY ACQUISITION, INC.

            By: /s/ Douglas G. Furth
                ---------------------------
            Name: Douglas G. Furth
            Title: President

EMC SHAREHOLDERS:

/s/ George Cannan                                  /s/ Stacy Cannan
--------------------------------                   -----------------------------
George Cannan                                      Stacy Cannan

/s/ Martin Eric Weisberg                           /s/ Caroline Constante
--------------------------------                   -----------------------------
Martin Eric Weisberg                               Caroline Constante

/s/ Ilene Engelberg
--------------------------------
Ilene Engelberg

Jay 3 Corp.:

         By: /s/ James J. Strupp
             ---------------------------------------
         Name: James J. Strupp
         Title: President

Sexton Can Company, Inc.:

         By: /s/ Rick Raborn
             ---------------------------------------
         Name: Rick Raborn
         Title: President